COMPANY ACT

FORM 1

MEMORANDUM

I wish to be formed into a company with limited liability under the Company Act in pursuance of this Memorandum.

1. The name of the Company is "9003 INVESTMENTS LTD."

2. The authorized capital of the Company consists of 10,000 Common shares without par value.

3. I agree to take the number and kind and class of shares in the Company set opposite my name.

FULL NAME, RESIDENT ADDRESS, CITIZENSHIP AND OCCUPATION OF SUBSCRIBER	NUMBER AND KIND AND CLASS OF SHARES TAKEN BY SUBSCRIBER
/s/ "Daniel B. Johnston" DANIEL B. JOHNSTON #6 - 1915 Cedar Village Crescent North Vancouver, B.C., V7J 3M6 Canadian Citizen Barrister & Solicitor	One (1) Common share
TOTAL SHARES TAKEN	One (1) Common share

Dated at Vancouver, British Columbia, this 31st day of December, 1985.